                                                                       EXHIBIT 5



                                 A.V.E., INC.
                          A NEVADA STATE CORPORATION


                              BOARD OF DIRECTORS
                                  RESOLUTION


JANUARY 5, 1998
RENO, NEVADA


RESOLVED: That effective 12:01 am January 6, 1998 that the Board hereby appoints the following new Officers and Directors:



R. Gene Klawetter, Chairman, CEO
Tom Athans, President, Director
Dan M. Smith, V.P. Finance, CFO
George Sullivan, V.P. Operations, Secretary


Effective simultaneously with the new appointments, shall be the resignations of:

Henri R. Hornby, President
Neil F. Hornby, Secretary, Director


ATTEST:


/s/ HENRI R. HORNBY                     /s/ NEIL F. HORNBY
Henri R. Hornby                         Neil F. Hornby

Director                                Director


A.V.E., INC., 3653 HEMLOCK COURT, RENO, NEVADA 89509, 702-829-8812,
FAX-702-829-8813